Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

April 29, 2013

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE 1st QUARTER ENDED MARCH 31, 2013

MINDEN, LA. – April 29, 2013-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended March 31, 2013 of $792,000 or $0.33 per diluted share, as compared to net income of $686,000 or $0.28 per diluted share for the quarter ended March 31, 2012. The $106,000 or 15.5% increase reflects a $46,000 increase in net interest income and a $31,000 increase in non-interest income, decreases in non-interest expense and the provision for loan losses of $54,000 and $7,000, respectively, offset by an increase of $32,000 in the provision for income taxes.

Total assets decreased $2.2 million or 0.8% to $274.3 million at March 31, 2013 compared to $276.5 million at December 31, 2012. The decrease primarily reflected a $10.3 million decrease in cash and cash equivalents and a $558,000 decrease in net loans partially offset by an $8.8 million increase in investment securities. Total deposits decreased by $2.9 million or 1.2% to $231.1 million at March 31, 2013. The decrease reflected normal seasonal withdrawals.

Stockholders’ equity increased by $712,000 or 1.8% to $41.0 million at March 31, 2013 as compared to $40.3 million at December 31, 2012. The increase was in part due to net income of $792,000 and the exercise of stock options of $179,000 for the three months ended March 31, 2013. Stockholders’ equity was reduced by other comprehensive loss of $289,000 and the purchase of treasury stock for $13,000. Stockholders’ equity amounted to $17.28 per share at March 31, 2013.

Net interest income for the three months ended March 31, 2013 increased $46,000 or 2.3% to $2.1 million as compared to $2.0 million for the same period in 2012. The increase in net interest income for the three months ended March 31, 2013 reflected an increase in interest income of $22,000 combined with a $24,000 decrease in interest expense. Interest income variances primarily reflect the continued growth of our loan and investment portfolios. Interest expense decreases are a reflection of the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $23,000 for the three months ended March 31, 2013. At March 31, 2013, the Company’s total nonperforming assets and troubled debt restructurings amounted to $506,000 or 0.2% of total assets as compared to $1.4 million or 0.5% at December 31, 2012.

Total non-interest income increased from $170,000 for the three months ended March 31, 2012 to $201,000 for the three months ended March 31, 2013. The increase primarily reflects an increase in customer service fees of $30,000.

Non-interest expense decreased $54,000 or 4.8% to $1.1 million for the three months ended March 31, 2013.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 102 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	March 31,	December 31,
	2013	2012

Total assets	$274,324	$276,491
Cash and cash equivalents	24,034	34,290
Investment securities	96,994	88,188
Loans receivable – net	145,923	146,481
Deposits	231,078	233,963
Total stockholders' equity	41,037	40,325

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended
	March 31,
	2013	2012

Interest income, including fees	$2,379	$2,357
Interest expense	309	333
Net interest income	2,070	2,024
Provision for loan losses	23	30
Net interest income after
provision for loan loss	2,047	1,994
Total non-interest income	201	170
Total non-interest expenses	1,061	1,115
Income before income taxes	1,187	1,049
Income tax expense	395	363
NET INCOME	$792	$686

EARNINGS PER SHARE
Basic	$0.35	$0.29
Diluted	$0.33	$0.28